Exhibit 23.1


                         CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the Registration Statement of Bolt Beranek and Newman Inc. on Form S-8 relating to the Bolt Beranek and Newman Inc. 1986 Stock Incentive Plan of our reports dated August 11, 1994, on our audits of the consolidated financial statements and financial statement schedules of Bolt Beranek and Newman Inc. as of June 30, 1994 and 1993, and for the years ended June 30, 1994, 1993 and 1992, which reports are incorporated by reference in the Annual Report on Form
10-K of Bolt Beranek and Newman Inc. for the year ended June 30, 1994.


                                   /s/ Coopers & Lybrand L.L.P.


                                   Coopers & Lybrand L.L.P.

Boston, Massachusetts
August 1, 1995.


                                     PAGE 1